Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) to that certain Employment Agreement, effective June 23, 2025 (the “Agreement”), by and between Asim Akram (the “Executive”) and MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), shall be effective as of the date it is fully executed by the parties hereto (the “Effective Date”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement to provide for accelerated vesting of the Executive’s outstanding equity awards in the event of a Change in Control of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, the parties hereto agree as follows:

1. Amendment to Equity Award Treatment. Section 3(c) of the Agreement is hereby amended by adding the following new subsections at the end thereof:

(i) Change in Control Vesting. In the event of a Change in Control (as defined in the Plan), all outstanding equity awards granted to the Executive under the Plan, including the RSU Award and the PSU Award (collectively, the “Awards”), shall not automatically vest solely as a result of the Change in Control. If the surviving or acquiring entity assumes, continues, or substitutes the Awards with awards of substantially equivalent value, the Awards shall remain outstanding and continue to vest in accordance with their original vesting schedules. Notwithstanding the foregoing, if, within 24 months following a Change in Control, the Executive’s employment is terminated by the Company or its successor without Cause (as defined below) or by the Executive for Good Reason, then any outstanding and unvested portion of the Awards shall immediately become fully vested and, in the case of stock options or stock appreciation rights, become fully exercisable. If the surviving or acquiring entity does not assume, continue, or substitute the Awards in connection with the Change in Control, then the Awards shall become fully vested immediately prior to the consummation of the Change in Control.

(ii) For purposes of the Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a material diminution in the Executive’s duties, title, or authority; (B) a material breach by the Company of a material provision of this Agreement; or (C) the Company requiring the Executive to relocate his primary work location to a location more than 50 miles from his then current work location; provided that, in each case, the Company shall have been given written notice from the Executive describing in reasonable detail the occurrence of the event or circumstance for which the Executive believes the Executive may resign for Good Reason within 21 days of the first occurrence thereof, the Company shall not have cured such event or circumstance within 30 days after the Company’s receipt of such notice and the Executive terminates employment within 10 days after the end of the Company’s 30 day cure period.

2. Effect on Agreement. Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect. This Amendment may only be amended or modified by a written agreement signed by the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the dates set forth below.

The Company:The Executive:

MultiSensor AI Holdings, Inc.Asim Akram

By: /s/ Trip Flavin

Name:Trip FlavinSignature: /s/ Asim Akram___________

Title: Director and Compensation Committee ChairDate: July 16, 2026

Date: July 16, 2026

Signature Page to First Amendment to

Employment Agreement